Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
NORTHERN OIL AND GAS, INC.

    The undersigned, Erik J. Romslo, Chief Legal Officer and Secretary of Northern Oil and Gas, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
FIRST:        The name of the Corporation is Northern Oil and Gas, Inc.
SECOND:    This Amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors of the Corporation has duly adopted resolutions setting forth and declaring advisable this Amendment and the holders of a majority of the outstanding stock of the Corporation entitled to vote at the meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of this Amendment.

THIRD:     The Certificate of Incorporation is hereby amended by amending and restating Section 1 of Article Four to be and read as follows:
“Section 1    Authorized Shares. The total number of shares of all classes of capital stock that     the Corporation has authority to issue is 140,000,000 shares, consisting of:
(a)5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

(b)135,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).
The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.”
The foregoing amendment shall be effective as of 11:59 p.m. eastern time on September 18, 2020. Each ten shares of the Common Stock issued and outstanding on the effective date of this Amendment shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stok Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock, in an amount equal to the proceeds attributable to the sale of such fractional interest following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this amendment is the act and deed of the Corporation and that the facts stated herein are true as of this 18th day of September, 2020.

NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Chief Legal Officer and Secretary

[Signature Page to Certificate of Amendment]